Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384
Media Relations:
767 Fifth Avenue	Alexandra Trower
New York, NY 10153	(212) 572-4430

ESTÉE LAUDER COMPANIES DELIVERS STRONG EARNINGS PER SHARE

IN FIRST QUARTER OF FISCAL 2010

PROGRESS ON STRATEGIC INITIATIVES AND

COST DISCIPLINE DRIVES PROFIT GROWTH

COMPANY RAISES FULL YEAR OUTLOOK

New York, NY, October 30, 2009 - The Estée Lauder Companies Inc. (NYSE: EL) today reported results for the fiscal first quarter ended September 30, 2009 that were significantly higher than the prior-year period and the Company’s original expectations for the quarter.

For the first quarter, the Company had net sales of $1.83 billion, a 4% decrease compared with $1.90 billion reported in the prior-year period.  Excluding the impact of foreign currency translation, net sales decreased slightly from the year-ago period.  The Company reported net earnings, including charges associated with restructuring activities, for the quarter ended September 30, 2009 of $140.7 million, compared with $51.1 million last year.  Diluted net earnings per common share for the quarter rose to $.71, compared with $.26 reported in the prior year.  All mention of net earnings in the body of this press release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2010 first quarter results included returns and charges associated with restructuring activities of $42.3 million ($27.3 million after-tax), equal to $.14 per diluted common share.  Excluding these returns and charges, net sales for the quarter ended September 30, 2009 were $1.85 billion, net earnings increased to $168.0 million and diluted net earnings per share rose to $.85.  A reconciliation between GAAP and non-GAAP financial measures is included in this press release.  In connection with its long-term strategic plan, as well as certain on going initiatives, the Company realized savings of approximately $48 million during the quarter.

The Company’s business in each of its product categories and geographic regions continued to be affected by challenging and volatile economic conditions.  Despite these conditions, the Company was able to outperform its original expectations because of better-than-anticipated sales and lower spending levels in each of the Company’s product categories and geographic regions.  The better-than-anticipated sales stemmed, in part, from strong sell-in of higher-margin product launches, greater passenger traffic in the Company’s travel retail business and improved foreign currency translation.  The lower spending reflects caution in many of the Company’s businesses given the extent of the global economic downturn and the potential risks in the near term.

Fabrizio Freda, President and Chief Executive Officer, said, “Our strong performance this quarter is an encouraging start to our fiscal year and to achieving our long-term strategy and financial goals.  We capitalized on our solid pipeline of innovative products, initial improvements in certain areas of our business and increased cost discipline, which led to a significant improvement in operating margin.  We believe we gained share globally in much of our distribution this quarter.

“While satisfying, these strong results should not mask the challenges and uncertainties we still see in the global economic environment.  Additionally, we are at the beginning of our four-year strategic plan, which involves significant cultural changes and multiple initiatives, and we still have a lot of work ahead to achieve our goals.  However, we will continue to focus on opportunities that are in our control, namely reducing our cost structure and building our brands.  We are a company with strengths in creativity and innovation, and we will accelerate our investment in these areas throughout the year to maximize their potential and gain share.  With the year beginning on solid footing and having confidence in our business for the balance of the fiscal year, we are raising our full year earnings per share estimate to $1.95 to $2.10.”

Results by Product Category

	Three Months Ended September 30
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2009	2008	Basis	Currency	2009	2008	Basis

Skin Care	$730.3	$716.8	1.9%	5.0%	$114.3	$43.5	100.0+ %
Makeup	717.9	742.9	(3.4)	(0.8)	107.8	54.4	98.2
Fragrance	291.5	327.8	(11.1)	(8.0)	28.2	(5.5)	100.0+
Hair Care	97.9	98.8	(0.9)	0.9	9.6	(1.0)	100.0+
Other	14.3	17.2	(16.9)	(15.1)	2.8	1.2	100.0+
Subtotal	1,851.9	1,903.5	(2.7)	0.1	262.7	92.6	100.0+
Returns and charges associated with restructuring activities
Total	(18.5)	—			(42.3)	(0.1)
	$1,833.4	$1,903.5	(3.7)%	(0.8)%	$220.4	$92.5	100.0+ %

All product categories benefited from Company-wide cost containment initiatives and a more measured approach to spending, as well as strict inventory management, resulting in significant improvements in operating income.

Skin Care

•                  The skin care category is a strategic priority for the Company.  Net sales in this category increased, despite the difficult comparison to the prior year when skin care sales rose strong double-digits.  In local currency, net sales in Asia/Pacific grew double-digits, while Europe, the Middle East & Africa had a solid high-single-digit gain.  Skin care sales in the Americas decreased slightly.

•                  The Company gained share in this category during the quarter in U.S. prestige department stores and in certain countries in stores where its products are sold.

•                  Across each region, the strong sell-in of Advanced Night Repair Synchronized Recovery Complex and the recent launches of the Time Zone line of moisturizing products by Estée Lauder, as well as Youth Surge SPF 15 Age Decelerating Moisturizer from Clinique, contributed incremental sales.   These sales gains were partially offset by lower sales from other existing products.

•                  Operating income was substantially higher, primarily reflecting improved results from certain of the Company’s heritage brands, driven by increased sales from new higher-margin launches.

Makeup

•                  Makeup net sales increased strong double-digits in Asia/Pacific but were more than offset by declines in the Company’s other regions.

•                  On a reported basis, the net sales decrease was primarily attributable to the Company’s heritage brands.  These brands collectively posted higher declines in international markets than domestically.  The declines reflected a difficult comparison to the prior-year period which featured a greater number of launches and when sales increased double—digits.  Makeup artist brands collectively reported a moderate global sales increase during the quarter, driven by their international businesses.

•                  The lower makeup sales reflected declines across a broad range of products.  However, these declines were partly mitigated by the recent launches of Even Better Makeup SPF 15 and Superbalanced Powder Makeup SPF 15 from Clinique, as well as Double Wear Stay-in-Place Lip and Eye Pencils by Estée Lauder.

•                  Operating income increased, primarily due to improvements at certain of the Company’s heritage brands and its makeup artist brands.

Fragrance

•                  The Company’s priority in this category is profitability improvement.  During the quarter, the Company continued to face challenges in this product category, due in part to the continued economic downturn, coupled with competitive dynamics.  As a result, fragrance sales declined in each region.

•                  The decline reflected lower sales of DKNY Delicious Night and Estée Lauder Sensuous, both of which were launched in the prior-year period.  Also contributing to the decrease were lower sales of certain Sean John and Clinique fragrances.

•                  The recent successful launches of DKNY Be Delicious Fresh Blossom and Very Hollywood Michael Kors partially offset these declines.

•                  Fragrance posted operating income compared with an operating loss last year.  The improvement primarily reflected a favorable comparison to the prior-year period’s support spending behind launches.

Hair Care

•                  In local currency, sales increased in the Asia/Pacific region.  Increased sales of certain styling and hair color products and sales generated from direct-response television programs were partially offset by a soft salon retail environment in the United States.

•                  On a reported basis, sales decreased, reflecting the impact of foreign currency translation.

•                  Hair care recorded operating income in the current quarter compared with an operating loss last year, primarily reflecting savings generated from cost containment initiatives.

Results by Geographic Region

	Three Months Ended September 30
					Operating		Percent
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
	2009	2008	Basis	Currency	2009	2008	Basis

The Americas	$892.3	$939.0	(5.0)%	(4.1)%	$113.9	$56.5	100.0+ %
Europe, the Middle East & Africa	601.9	641.5	(6.2)	0.2	93.3	7.6	100.0+
Asia/Pacific	357.7	323.0	10.7	12.4	55.5	28.5	94.7
Subtotal	1,851.9	1,903.5	(2.7)	0.1	262.7	92.6	100.0+
Returns and charges associated with restructuring activities	(18.5)	—			(42.3)	(0.1)
Total	$1,833.4	$1,903.5	(3.7)%	(0.8)%	$220.4	$92.5	100.0+ %

The Americas

•                  Sales decreased in all product categories for the quarter, while most of the Company’s brands in the United States recorded lower net sales.  The economic conditions in this region, particularly in the department store channel, have negatively impacted the Company’s results.

•                  Lower store traffic and cautious consumer spending contributed to the weak retail environment.  Sales in the Company’s freestanding stores also declined, while results in other alternative channels were mixed.  Sales in the Company’s Internet business contributed very positively.

•                  During the quarter, the Company gained share in the U.S. prestige department store channel.

•                  In local currency, sales in Canada and Latin America increased, while on a reported basis both reflected the adverse impact of the stronger U.S. dollar.

•                  Ongoing challenges faced by certain of the Company’s department store customers in the U.S. may continue to affect net sales for the short and medium term.

•                  Operating income in the Americas rose over 100%, driven by Company-wide cost containment initiatives and a more measured approach to spending, particularly from certain of the Company’s heritage brands and its makeup artist brands.  These positives were partially offset by lower sales experienced by the majority of the Company’s businesses in the region as described above.

Europe, the Middle East & Africa

•                  In constant currency, double-digit growth was recorded in a number of countries, with the largest gains coming in Central Europe, Russia and the Middle East, while the United Kingdom posted solid sales gains.  These gains were offset by sales declines in Spain, the Balkans and Italy.

•                  Much of the region continued to be affected by weak economic conditions and further, yet more limited, retailer destocking.

•                  The Company’s travel retail business reflects a slowdown in global airline passenger traffic compared with the prior-year period, however, the extent of the slowdown was less than the Company anticipated.  During the quarter, this profitable business experienced strong results from product launches, select trade re-stocking and increased distribution.

•                  The Company estimates that it gained share in certain countries in its distribution in this region during the quarter.

•                  Operating income increased significantly, reflecting improvements in travel retail and virtually all countries in the region.  The strongest growth was generated in travel retail, the United Kingdom, Russia, France, Spain and Germany.

Asia/Pacific

•                  Despite being up against a 21% sales increase in the prior-year period, this region generated solid double-digit local currency sales growth, with every country posting increases, except Japan.  The strongest gains were generated in China, Korea, Hong Kong and Australia.  Sales growth in China, the Company’s largest emerging market, was predominantly due to strong like-door growth, expanded distribution and successful product launches.  The sales decline in Japan, the Company’s largest Asian market, reflected the continued recessionary environment there.

•                  The Company estimates that for the quarter it gained share in Asia within its points of distribution.

•                  Operating income in the region rose substantially, with all countries posting gains, led by China, Australia and Korea, reflecting higher sales and cost savings, as well as in Japan due to strict cost management.

Cash Flows

•                  For the three months ended September 30, 2009, net cash flows provided by operating activities were $2.7 million, compared with net cash used of $196.2 million in the prior-year period.

•                  The improvement primarily reflected higher net earnings and lower inventory levels.  The change also reflected higher tax payments in the year-ago period.  These activities were partially offset by the timing of collections and the level of accounts receivable balances.

•                  Operating cash flow was utilized primarily for capital investments and the repayment of long-term debt.

•                  The Company’s focus on inventory management resulted in 18 fewer days of inventory at September 30, 2009, compared to the prior year.  This occurred in spite of lower sales and destocking by certain retailers worldwide.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its currently planned business operations on both a near-term and long-term basis.

Outlook for Fiscal 2010 Second Quarter and Full Year

The high degree of global economic uncertainty has had a negative effect on consumer confidence, demand and spending.  The Company cannot predict with certainty the extent or duration of these conditions.  The Company’s business strategies are designed to strengthen the Company over the long-term.  The uncertainty about future market conditions, consumer spending patterns and the financial strength of some of the Company’s key retail customers, coupled with retailer destocking, will continue to negatively affect the Company’s results for fiscal 2010.  A continuation of these conditions makes definitive forecasting difficult.

Second Quarter

•                  Net sales are expected to increase between 0% and 3% in constant currency.

•                  Foreign currency translation is expected to benefit sales by approximately 3% to 4% versus the prior-year period.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $.80 and $.87.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of approximately $50 million in the second quarter of fiscal 2010.

Full Year

•                  Net sales continue to be forecasted to grow between 0% and 2% in constant currency.

•                  Foreign currency translation is expected to benefit sales by approximately 2% to 3% versus the prior year.

•                  During the fiscal year, the Company expects to invest a portion of the savings from the first quarter to build momentum and drive growth.

•                  The Company projects diluted net earnings per share, before charges associated with restructuring activities, to be between $1.95 and $2.10.

•                  On a product category basis, in constant currency, sales in skin care, hair care and makeup are expected to generate growth.  Fragrance sales are expected to decline.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa.  Sales in the Americas are expected to decline.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company continues to expect to realize savings of between $175 million and $200 million during fiscal 2010.

•                  The Company continues to expect to take returns and charges associated with restructuring activities in fiscal 2010 of between $80 million and $120 million, equal to $.27 to $.40 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met. Such charges are not included in the Company’s earnings per share projections noted above.

•                  The timing and predictability of when charges may be recorded will likely vary by quarter.  As restructuring and other special charges decisions are reached, the Company may communicate such decisions through 8-K amendments filed with the SEC.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2010 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)                increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)                the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)                consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)                destocking and tighter working capital management by retailers;

(5)                the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)                shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)                social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)                changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)                foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)          changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)          shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)          real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)          changes in product mix to products which are less profitable;

(14)          the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;

(15)          the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)          consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)          the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)          additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach and Ojon.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended
	September 30		Percent
	2009	2008	Change
Net Sales (A)	$1,833.4	$1,903.5	(3.7)%

Cost of sales (A)	445.1	500.1
Gross Profit	1,388.3	1,403.4	(1.1)%

Gross Margin	75.7%	73.7%

Operating expenses:
Selling, general and administrative	1,149.7	1,310.8
Restructuring and other special charges (A)	18.2	0.1
	1,167.9	1,310.9	(10.9)%
Operating Expense Margin	63.7%	68.9%

Operating Income	220.4	92.5	100.0	+%

Operating Income Margin	12.0%	4.8%

Interest expense, net	19.6	15.3

Earnings before Income Taxes	200.8	77.2	100.0	+%

Provision for income taxes	63.0	27.6
Net Earnings	137.8	49.6

Net loss attributable to noncontrolling interests	2.9	1.5
Net Earnings attributable to The Estée Lauder Companies Inc.	$140.7	$51.1	100.0	+%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.72	$.26	100.0	+%
Diluted	.71	.26	100.0	+%

Weighted average common shares outstanding:
Basic	196.7	195.3
Diluted	198.2	198.8

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges over the next few fiscal years totaling between $350 million and $450 million before taxes.  The Program includes organizational resizing and regional realignments which principally reflects the reduction of the workforce by approximately 2,000 employees.

During the quarter ended September 30, 2009, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, exit unprofitable operations and outsource certain services.  For the 2010 fiscal first quarter, aggregate restructuring charges of $14.7 million were recorded in the Company’s summary of consolidated results related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company incurred other special charges in connection with the implementation of the Program for the quarter ended September 30, 2009 of $3.5 million related to consulting, other professional services, and accelerated depreciation.  In addition to the other special charges, the Company recorded $18.5 million reflecting anticipated sales returns, primarily related to the closing of the wholesale distribution of the Company’s Prescriptives brand (less a related cost of sales of $3.9 million) and a write-off of inventory associated with exiting unprofitable operations of $9.5 million.

Total charges associated with restructuring activities included in operating income for the three months ended September 30, 2009 was $42.3 million.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain summary of consolidated results accounts before and after the charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

Reconciliation of Certain Summary of Consolidated Results Accounts

 Before and After Returns and Charges Associated With Restructuring Activities

 (Unaudited; Dollars in millions, except per share data)

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
							% Change
			Before			Before	versus Prior
		Returns/	Returns/		Returns/	Returns/	Year Before
	As Reported	Charges	Charges	As Reported	Charges	Charges	Returns/Charges

Net Sales	$1,833.4	$18.5	$1,851.9	$1,903.5	$0.0	$1,903.5	(2.7)%

Cost of sales	445.1	5.6	439.5	500.1	0.0	500.1

Gross Profit	1,388.3	24.1	1,412.4	1,403.4	0.0	1,403.4	0.6%

Gross Margin	75.7%		76.3%	73.7%		73.7%

Operating expenses	1,167.9	18.2	1,149.7	1,310.9	0.1	1,310.8	(12.3)%

Operating Expense Margin	63.7%		62.1%	68.9%		68.9%

Operating Income	220.4	42.3	262.7	92.5	0.1	92.6	100.0 +%

Operating Income Margin	12.0%		14.2%	4.8%		4.8%

Provision for income taxes	63.0	15.0	78.0	27.6	0.0	27.6

Net Earnings attributable to The Estée Lauder Companies Inc.	140.7	27.3	168.0	51.1	0.1	51.2	100.0 +%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.71	.14	.85	.26	.00	.26	100.0 +%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30	June 30	September 30
	2009	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$799.2	$864.5	$328.8
Accounts receivable, net	1,097.4	853.3	1,164.9
Inventory and promotional merchandise, net	844.2	795.0	1,048.4
Prepaid expenses and other current assets	422.2	399.7	364.1
Total Current Assets	3,163.0	2,912.5	2,906.2

Property, Plant and Equipment, net	1,017.9	1,026.7	1,042.6
Other Assets	1,285.9	1,237.4	1,232.9
Total Assets	$5,466.8	$5,176.6	$5,181.7

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt	$19.5	$33.8	$349.9
Accounts payable	342.6	329.8	331.5
Other current liabilities	1,177.6	1,095.6	1,142.7
Total Current Liabilities	1,539.7	1,459.2	1,824.1

Noncurrent Liabilities
Long-term debt	1,389.4	1,387.6	1,082.0
Other noncurrent liabilities	681.1	665.8	536.1
Total Noncurrent Liabilities	2,070.5	2,053.4	1,618.1

Total Equity	1,856.6	1,664.0	1,739.5
Total Liabilities and Equity	$5,466.8	$5,176.6	$5,181.7

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended
	September 30
	2009	2008
Cash Flows from Operating Activities
Net earnings	$137.8	$49.6
Depreciation and amortization	65.3	62.6
Deferred income taxes	(21.8)	(7.1)
Other items	34.7	26.0
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(218.7)	(177.6)
Increase in inventory and promotional merchandise, net	(42.6)	(96.8)
Increase in other assets, net	(24.5)	(23.0)
Increase (decrease) in accounts payable and other liabilities	72.5	(29.9)
Net cash flows provided by (used for) operating activities	$2.7	$(196.2)

Capital expenditures	$45.4	$75.9
Payments to acquire treasury stock	0.4	57.0

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